Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

NeueHealth, Inc.

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 - NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	799,050(2)	$6.05(3)	$4,834,253(3)	0.0001476	$714
Equity	Common Stock, par value $0.0001 per share	Other	1,475,950(4)	$6.06(5)	$8,944,257(5)	0.0001476	$1,320
Total Offering Amounts					$13,778,510		$2,034
Total Fee Offsets							$0
Net Fee Due							$2,034

(1)This registration statement on Form S-8 covers 2,275,000 additional shares of common stock, par value $0.0001 per share (“Common Stock”) of NeueHealth, Inc. (the “Company” or the “Registrant”) issued and issuable pursuant to the Company’s Second Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”) and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)Represents unissued Common Shares that may be issuable in the future pursuant to the Plan or Rule 416(a) under the Securities Act.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 9, 2024.

(4)Represents issued Common Shares underlying the restricted stock units granted to the Company’s directors and officers pursuant to the Plan on May 2, 2024.

(5)Issued at a grant date fair value price of $6.06 per share, representing the closing price on the date of the grant, on May 2, 2024.